Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

Second Quarter and YTD Net Sales and Earnings Reach Record Level

Net Sales Rise 30.6% to Record Level of $412.6 Million

Diluted EPS Totals $0.80, Exceeding Guidance

Global Retail Comps Increase 15.5%

Raises Fiscal 2010 Diluted EPS Guidance Range to $3.13 to $3.23

Richardson, TX. August 10, 2010 — Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) today reported second quarter net sales and earnings for the thirteen-week (“Second Quarter”) and twenty-six week (“Six Month Period”) periods ended July 3, 2010.

Second Quarter Results (2010 vs 2009):

•	Net sales increased by 30.6% to $412.6 million compared to $315.9 million;

•	Gross profit rose 41.7% to $236.9 million, or 57.4% of net sales, compared to $167.2 million, or 52.9% of net sales;

•	Operating income increased by 186.3% to $64.3 million, or 15.6% of net sales, compared to $22.5 million, or 7.1% of net sales;

•	Income taxes decreased by 22.1% to $7.5 million, resulting in an effective tax rate of 12.1%, compared to $9.6 million, resulting in an effective tax rate of 36.6%;

•	Net income increased by 227.8% to $54.5 million compared to $16.6 million; and

•	Diluted earnings per share increased by 220.0% to $0.80 on 68.3 million shares compared to $0.25 per diluted share on 67.1 million shares.

Six Month Period Results (2010 vs 2009):

•	Net sales increased by 26.1% to $805.8 million compared to $638.9 million;

•	Gross profit increased by 35.6% to $456.3 million, or 56.6% of net sales, compared to $336.6 million, or 52.7% of net sales;

•	Operating income increased by 149.8% to $115.6 million, or 14.3% of net sales, compared to $46.3 million, or 7.2% of net sales;

•	Net income increased by 166.3% to $90.4 million compared to $33.9 million; and

•	Diluted earnings per share increased by 160.8% to $1.33 on 68.1 million shares compared to $0.51 per diluted share on 66.9 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer, stated: “Our focus continues to be on growing the penetration of the Fossil brand worldwide while capitalizing on our powerful multi-brand watch portfolio. Successful execution of these key strategies continued to result in record sales and earnings. An improving global economy, a resurgence in the fashion watch category and our laser focus to be a leader in the introduction of new materials and design innovation combined to deliver a 42% increase in our wholesale watch business during the second quarter. We are seeing balanced growth on a global basis and strong momentum among our major watch brands. In our FOSSIL retail and e-commerce channels, double-digit comparable stores sales, in addition to the strong performance in our Fossil brand watch sales, propelled a 28% increase in Fossil branded sales globally. All of this places us in excellent shape as we begin the second half of the year.”

Operating Results

On a constant dollar basis, worldwide net sales during the Second Quarter rose 31.9%, representing sales growth ranging from 28% to 37% across all of the Company’s operating segments. Strong increases in watch sales globally, and to a lesser extent, the growth of the jewelry category in North America and Europe and the expansion of leather categories internationally, primarily fueled the Second Quarter sales increases. The translation impact of a stronger U.S. dollar during the Second Quarter reduced the Company’s reported net sales by approximately $4.1 million in comparison to the prior year quarter. For the Six Month Period, consolidated net sales increased 24.6% in constant dollars, as a result of double-digit sales growth in each of the Company’s global wholesale and direct to consumer businesses.

During the Second Quarter, net sales from the North America wholesale segment increased 37.0%, or $41.9 million, on a constant dollar basis in comparison to the prior year quarter, as a result of innovative product offerings and a continuing resurgence in the overall fashion watch category. The Company continues to gain market share in the wholesale channel as double-digit sell-through rates of its watch offerings, in general, exceed the retailer’s watch department performance as a whole. In addition, a steady flow of inventory replenishment as opposed to retailers generally de-stocking a year ago resulted in North American watch shipments increasing by $41.1 million, or 59.2%. While all major watch brands contributed to the sales growth, MICHAEL KORS®, FOSSIL® and MICHELE® watches experienced the strongest performance. During the Second Quarter, North America wholesale accessory sales volumes increased 1.9%, or $0.8 million, on a constant dollar basis in comparison to the prior year quarter. This sales volume growth was primarily due to increased shipments of FOSSIL women’s leather products and the expansion of the Company’s footwear and accessory jewelry categories, all partially offset by a sales volume decline in men’s leather products.

Internationally, European wholesale net sales rose 30.0%, or $26.5 million, in constant dollars for the Second Quarter in comparison to the prior year quarter. A slightly better economy and the resurgence of the fashion watch category in Europe reversed a slight sales decline in the first quarter into strong double-digit growth in the Second Quarter. Wholesale watch shipments increased $18.6 million, or 28.9%, in constant dollars, with all major watch brands contributing to this increase. Leather and jewelry categories also contributed solid double-digit increases. The largest net sales contributions in the European wholesale segment were attributable to FOSSIL watches and jewelry and licensed brand watches led by EMPORIO ARMANI®. During the Second Quarter, Asia Pacific wholesale shipments increased 28.8%, or $9.8 million, in constant dollars in comparison to the prior year quarter. This increase was principally the result of solid increases in the Company’s watch and leather categories across the broader Asia Pacific region. Additionally, the Company continues to transition its Korean operations from a third-party distributor to a Company-owned subsidiary, which further benefits sales due to the increased mix of sales being generated through Company-owned concessions at full retail value.

Direct to consumer net sales for the Second Quarter increased by 28.0%, or $22.5 million, on a constant dollar basis in comparison to the prior year quarter, primarily the result of constant dollar comparable store sales gains of 15.5% and an 8.4% increase in the average number of company-owned stores open during the Second Quarter. Additionally, net sales from the Company’s e-commerce businesses increased 44.2%, or $2.2 million, on a constant dollar basis for the Second Quarter in comparison to the prior year quarter.

Gross profit of $236.9 million in the Second Quarter represents an increase of 41.7% in comparison to $167.2 million in the prior year quarter. This increase is a result of an increase in net sales and gross profit margin expansion. Gross profit margin increased 450 basis points to 57.4% in the Second Quarter compared to 52.9% in the prior year quarter. The increase in gross profit margin was primarily driven by an increase in the mix of sales of higher margin watch products in comparison to leather products, including a greater mix of higher margin licensed watch brands, and reduced levels of low margin sales through off-price liquidation channels. These increases in gross profit margin were partially offset by a stronger U.S. dollar, which unfavorably impacted gross profit margin by approximately 30 basis points during the Second Quarter. For the Six Month Period, gross profit margin increased by 390 basis points to 56.6% compared to 52.7% in the prior year period. This increase is a result of similar beneficial changes in sales mix as experienced during the Second Quarter and a 45 basis point improvement as a result of a weaker U.S. dollar during the six month period in comparison to the same period in fiscal 2009.

Operating expenses, expressed as a percentage of net sales, decreased to 41.8% in the Second Quarter compared to 45.8% in the prior year quarter. Total operating expenses in the Second Quarter increased by $27.8 million primarily as a result of increased sales and included a $2.0 million favorable impact from the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior year quarter. During the Second Quarter, on a constant dollar basis, operating expenses in the Company’s wholesale segments and corporate cost areas increased $15.5 million and $5.5 million, respectively, as compared to the prior year quarter. Expense growth in the wholesale segment was a result of increased payroll costs and marketing expenses, while expense growth in the corporate cost areas was primarily associated with increases in payroll costs. During the Second Quarter, operating expenses in the direct to consumer segment rose by $8.8 million as compared to the prior year quarter, primarily due to store growth, expansion of the Company’s catalog mailings and increased web-based marketing expenditures. For the Six Month Period, operating expenses as a percentage of net sales decreased to 42.3% compared to 45.4% in the prior year period and included an unfavorable impact of approximately $3.0 million related to the translation of foreign-based expenses due to a weaker U.S. dollar. On a constant dollar basis, operating expenses for the Six Month Period increased by $47.4 million as compared to the same period of fiscal 2009, with increases across all of the Company’s operating segments, primarily the result of the same factors experienced during the Second Quarter.

Operating income increased to 15.6% of net sales in the Second Quarter compared to 7.1% of net sales in the prior year quarter as a result of increased net sales, gross profit margin expansion and lower operating expenses as a percentage of sales. During the Second Quarter, operating income was negatively impacted by approximately $1.6 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Six Month Period, operating profit margin increased to 14.3% compared to 7.2% in the prior year period. The Company’s operating income for the Six Month Period included approximately $5.9 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) decreased unfavorably by $6.1 million and $8.6 million during the Second Quarter and Six Month Period, respectively, in comparison to the prior year periods. These decreases were primarily driven by unfavorable foreign currency transactions resulting from mark-to-market and hedging activities during the Second Quarter and Six Month Period in comparison to the respective prior year periods as well as increased non-controlling interest expenses.

The Company’s income tax expense for the Second Quarter was $7.5 million, resulting in an effective income tax rate of 12.1%. For the comparable prior year quarter, income tax expense was $9.6 million, resulting in an effective income tax rate of 36.6%. Included in the Company’s 12.1% effective tax rate for the Second Quarter was a 22% rate reduction from the Company’s structural tax rate of 34.1% related to the recognition of previously unrecognized tax benefits as a result of recent audit settlements. Income tax expense was $23.2 million for the Six Month Period, resulting in an effective tax rate of 20.4%. For the comparable fiscal 2009 period, income tax expense was $18.9 million, resulting in an effective tax rate of 35.8%. The Company estimates its effective tax rate for the third and fourth quarters will approximate 35%, excluding any discrete events.

Second Quarter net income increased by 227.8% to $54.5 million, or $0.80 per diluted share, inclusive of an unfavorable $0.06 per diluted share impact related to the stronger U.S. dollar and a favorable $0.22 per diluted share benefit as a result of the lower effective tax rate. Net income of $90.4 million, or $1.33 per diluted share, for the Six Month Period represents a 166.3% increase compared to the $33.9 million, or $0.51 per diluted share, earned during the comparable prior year period. Net income for the Six Month Period includes net foreign currency losses of $0.01 per diluted share and a benefit of $0.26 per diluted share as a result of the aforementioned reduction in certain income tax liabilities.

Selective Balance Sheet Information

At July 3, 2010, cash, cash equivalents and securities available for sale totaled $443.0 million compared to $272.1 million at the end of the prior year quarter and the Company had $7.9 million of debt. During the Second Quarter, the Company invested approximately $11.2 million to repurchase approximately 293,000 shares of its common stock. Subsequent to the end of the Second Quarter, the Company completed the $20 million share buyback plan previously approved by its Board of Directors. Additionally, the Company has announced today that its Board of Directors has approved an additional $30 million share buyback plan which the Company expects to complete by the end of fiscal 2010.

Inventory at Second Quarter end was $297.5 million, representing an increase of 18.9% from the end of the prior year quarter balance of $250.1 million. Accounts receivable increased by 17.1% to $162.9 million at July 3, 2010 compared to $139.2 million at the end of the prior year quarter, primarily due to an increase in wholesale shipments during the Second Quarter versus the comparable prior year quarter. Days sales outstanding for the Company’s wholesale segments for the Second Quarter was 46 days, which decreased from 52 days in the prior year quarter. This decrease was primarily related to a slight reduction in sales mix of internationally-based sales that generally result in longer collection cycles than those experienced in the U.S. and a higher proportion of sales generated through Company-owned concessions, primarily in Asia.

Sales and Earnings Guidance

For the third quarter of 2010, the Company expects reported net sales to increase in a range of 25% to 27% with constant dollar net sales increasing in a range of 27% to 29%, respectively. Third quarter 2010 diluted earnings per share are expected to be in a range of $0.68 to $0.72, and includes $0.02 of unfavorable currency impact related to the translation of an average stronger dollar compared to last year’s third quarter.

For the fourth quarter, the Company expects reported net sales to increase in a range of 14% to 16% with constant dollar sales increasing in a range of 18% to 20%. Fourth quarter diluted earnings per share are expected to be in a range of $1.12 to $1.18. This range includes an unfavorable currency impact of approximately $0.06 per diluted share due to a stronger dollar in comparison to the prior year fourth quarter. This guidance results in fiscal year 2010 diluted earnings per share in a range of $3.13 to $3.23 in comparison to fiscal year 2009 actual diluted earnings per share of $2.07. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, footwear, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of over 60 independent distributors. The Company also distributes its products in 354 company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net sales	$412,560	$315,865	$805,789	$638,893
Cost of sales	175,675	148,683	349,485	302,331

Gross profit	236,885	167,182	456,304	336,562
Selling expenses	129,192	107,522	254,047	215,610
Administrative exp.	43,347	37,184	86,648	74,673

Operating income	64,346	22,476	115,609	46,279
Interest exp.	59	69	117	132
Other (exp.) inc. – net	(2,315)	3,832	(1,911)	6,725
Tax provision	7,487	9,616	23,189	18,929

Net income	$54,485	$16,623	$90,392	$33,943

Basic earnings per share	$0.81	$0.25	$1.34	$0.51

Diluted earnings per share	$0.80	$0.25	$1.33	$0.51

Weighted average shares outstanding :
Basic	67,446	66,668	67,235	66,607

Diluted	68,278	67,110	68,111	66,881

Consolidated Balance Sheet Data (in 000’s):	July 3, 2010	July 4, 2009
Working capital	$788,752	$596,925
Cash, cash equivalents and securities available for sale	442,989	272,070
Accounts receivable	162,918	139,183
Inventories	297,470	250,132
Total assets	1,313,634	1,079,299
Short-term debt	3,776	3,505
Long-term liabilities	60,888	82,893
Stockholders’ equity	1,036,932	842,051

Sales Mix Breakdown (in millions)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Wholesale:
North America	$155.9	$113.1	37.8%	35.8%
Europe	107.7	88.2	26.1%	27.9%
Asia Pacific	46.4	34.0	11.2%	10.8%

Total wholesale	310.0	235.3	75.1%	74.5%

Direct to consumer	102.6	80.6	24.9%	25.5%

Total net sales	$412.6	$315.9	100.0%	100.0%

Sales Mix Breakdown (in millions)	Amounts For the 26 Weeks Ended		Percentage of Total For the 26 Weeks Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Wholesale:
North America	$309.7	$230.6	38.4%	36.1%
Europe	220.2	195.6	27.3%	30.6%
Asia Pacific	85.1	65.6	10.6%	10.3%

Total wholesale	615.0	491.8	76.3%	77.0%

Direct to consumer	190.8	147.1	23.7%	23.0%

Total net sales	$805.8	$638.9	100.0%	100.0%

END OF RELEASE